STEPHEN PIDGEON
Everett Mutual Tower
2707 Colby Avenue, Suite 1116
Everett, Washington 98201
Telephone (425) 303-1300
Fax (425) 389-8408

July 25, 2001

Life Systems Corp.
8717 - 148th Avenue N.E.
Redmond, Washington 98052

ATTENTION: BOARD OF DIRECTORS

Gentlemen:

Re: Common Stock of Life Systems Corp. Registered on Form SB-2 filed July 25, 2001

I act as securities counsel to Life Systems Corp. (the "Company"), a Nevada corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") for resale of 7,350,002 shares of the Company's Common Stock currently held by certain selling shareholders (the "Shares") and a further 700,000 shares of the Company's Common Stock which may be issued upon the exercise of certain share purchase warrants and resold (the "Warrant Shares") all as further described in a registration statement on Form SB-2 filed under the Securities Act (the "Registration Statement") on July 25, 2001.

For the purposes of rendering this opinion, I examined originals or photostatic copies of such documents as I deemed to be relevant. In conducting my examination, I assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to me by the Company. In addition, in rendering this opinion, I assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Prospectus (as defined herein), including all amendments thereto.

Based upon and subject to the foregoing, after giving due regard to such issues of law as I deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares and the Warrant Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, I am of the opinion that the Shares, offered by the selling shareholders have been, and the Warrant Shares to be issued upon the exercise of the Share Purchase warrants in accordance with the terms of such share purchase warrants will be, validly issued, fully paid and non-assessable.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

I do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to my attention that did not exist on the date hereof and of which I had no knowledge.

Sincerely,

/s/ Stephen Pidgeon

STEPHEN PIDGEON
Attorney at Law